Delek US Holdings Reports Second Quarter Results

Company Announces Quarterly Dividend of $0.15 per share

BRENTWOOD, Tenn., August 7, 2013 (BUSINESS WIRE) - Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, logistics and retail industries, today announced financial results for the second quarter 2013.

For the three months ended June 30, 2013, Delek US reported net income of $46.6 million, or $0.78 per diluted share, versus net income of $67.8 million, or $1.15 per diluted share in the second quarter 2012.

Lower earnings were primarily due to the refining segment, which faced less favorable market conditions in the second quarter 2013 compared to the prior-year-period, as a decline in the 5-3-2 Gulf Coast crack spread reduced margins. In addition, the differential between WTI Midland and WTI Cushing narrowed on a year-over-year basis.

These market conditions were partially offset by the benefit of higher crude throughput at the Tyler, Texas refinery, which averaged over 64,000 barrels per day for the quarter versus approximately 54,800 in the prior-year-period. Increased amounts of crude supplied by rail to the El Dorado, Arkansas refinery and improved access to Midland crude supplies at both refineries also favorably impacted earnings by providing greater access to cost advantaged crude.

Second quarter 2013 net income included approximately $4.3 million of after tax income, or $0.07 per share, as a majority of claims under litigation brought against a subsidiary of Lion Oil were dismissed.

As of June 30, 2013, Delek US had a cash balance of $450.1 million and total debt of $294.2 million, resulting in net cash of $155.9 million. This compares to a net cash position of $242.2 million at March 31, 2013 with this change being primarily driven by changes in working capital. As of June 30, 2013, Delek US's subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $27.3 million and $90.0 million of debt, which is included in the consolidated amounts on Delek US's balance sheet. On July 9, 2013, Delek Logistics amended and restated its revolving credit facility, increasing lender commitments to $400.0 million from $175.0 million.

Delek US also announced that its Board of Directors declared a regular quarterly cash dividend of $0.15 per share. This cash dividend is payable on September 17, 2013 to shareholders of record on August 27, 2013.

“During the second quarter, we benefited from our focus on continuous improvement in our operations as we increased our throughput rate at our Tyler refinery to a record level. In addition, our logistics segment performed well and continued to benefit from increases in the price of RINs,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US. “We completed our strategic initiative to improve our crude slate flexibility by increasing pipeline access to Midland sourced crude at both refineries and adding crude by rail sourcing capacity at our El Dorado refinery. With the new pipeline access in place, we now have access to 87,000 barrels per day of Midland crude out of our 140,000 barrels per day capacity. In July, we took another step toward further unlocking the value of our logistics assets through the first drop-down to Delek Logistics since the IPO last year. Our balance sheet remains strong giving us the ability to continue investing in our business while returning value to our shareholders."
Refining Segment

Refining segment contribution margin was $95.8 million in the second quarter 2013, versus $136.5 million in the second quarter 2012. Contribution margin at the El Dorado refinery was $29.3 million in the current quarter compared to a contribution margin of $55.9 million in the second quarter 2012. At Tyler, the contribution margin was $63.3 million in the second quarter 2013 compared to $80.0 million in the prior-year-period.

The benchmark Gulf Coast 5-3-2 crack spread, which averaged $19.83 per barrel during the quarter, declined from an average of $25.42 during second quarter 2012. This decline, combined with a narrowing of the WTI Midland crude discount to WTI Cushing to $0.14 per barrel in second quarter 2013 from $4.86 per barrel in the prior-year-period, were contributing factors to lower refining margins.

Tyler, Texas Refinery

Total throughput rates at the Tyler refinery were 70,793 barrels per day in the second quarter 2013, versus 56,729 barrels per day in the comparable period last year. Crude throughput was 64,439 barrels per day during the second quarter 2013, which is an increase from 54,758 barrels per day in the prior-year-period. Total volumes sold were 70,033 barrels per day in the second quarter 2013, compared to 58,644 barrels per day in the second quarter 2012. Continued efforts to improve the operations and initiatives to maximize production capabilities resulted in the increased level of throughputs.

Improved pipeline access to Midland sourced crude occurred on April 1, 2013 increasing the amount to approximately 52,000 barrels per day at the refinery. This represents a 17,000 barrel per day increase from the previous level of Midland priced crude supplied to the Tyler refinery.

Direct operating expense at Tyler was $27.5 million, or $4.32 per barrel sold, in the second quarter 2013, versus $28.9 million, or $5.42 per barrel sold, in the second quarter 2012. On a year-over-year basis, this decrease in operating expense per barrel was primarily due to higher utilization rates at the refinery.

Tyler's refining margin was $14.25 per barrel sold in the second quarter 2013, compared to $20.41 per barrel sold for the same quarter last year. This decrease was primarily due to a lower Gulf Coast 5-3-2 crack spread and a narrower WTI Midland discount as compared to second quarter 2012.

El Dorado, Arkansas Refinery

Total throughput rates at the El Dorado refinery were 74,182 barrels per day in the second quarter 2013 compared to 69,982 barrels per day in the second quarter 2012. Net barrels sold, which exclude buy/sell activity, was 70,597 barrels per day in the second quarter 2013. This compares to net barrels sold of 73,255, excluding buy/sell activity, in the second quarter 2012.

The El Dorado refinery operated at 67,860 barrels per day of crude throughput during the quarter compared to 63,230 barrels per day of crude throughput in the second quarter 2012. During the second quarter 2012, a suspension of crude oil deliveries from a non-affiliated supplier's pipeline caused reduced throughput rates beginning May 1, 2012. This pipeline resumed operation in March 2013. The refinery processed approximately 1,300 barrels per day of intermediate products from the Tyler refinery and purchased approximately 21,700 barrels per day of crude supplied by rail during the second quarter 2013, of which approximately 3,600 barrels per day of rail supplied crude was heavy Canadian barrels.

Improved pipeline access to Midland sourced crude occurred gradually during the quarter increasing from 10,000 barrels per day in March to approximately 35,000 barrels per day starting on June 1, 2013. This represents an increase of 25,000 barrels per day from the previous level of Midland sourced crude at the El Dorado refinery. In addition to improved pipeline access, construction of a new rail facility with two off loading racks at this refinery was completed. The offloading capacity of these racks is approximately 12,000 barrels per day of heavy crude or up to 25,000 barrels per day of light crude. In addition, a third party rail facility adjacent to the El Dorado refinery provides access of up to 20,000 barrels per day of light crudes.

Direct operating expense at El Dorado was $26.1 million, or $4.06 per net barrel sold compared to $25.1 million, or $3.76 per net barrel sold, during the second quarter of 2012.

El Dorado refining margin was $8.63 per net barrel sold in the second quarter 2013 compared to $12.14 per net barrel sold during the second quarter of 2012. This decrease was due to a lower Gulf Coast 5-3-2 crack spread on a year-over-year basis and a delayed start in the asphalt season due to weather.

Logistics Segment

Our logistics segment results include 100 percent of the performance of Delek Logistics. Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units and adjustments for the publicly-held minority interest are made on a consolidated basis. Delek Logistics commenced operations on November 7, 2012, and results prior to that date are presented on a predecessor basis.

Contribution margin in the second quarter 2013 was $16.2 million. On a year over year basis, results benefited from higher volumes and an improved margin in the west Texas wholesale business. The margin benefited from the sale of renewable identification numbers (RINs) related to blending ethanol. In addition, results benefited from the contribution from contracts associated with services provided to Delek US's refineries and fees generated from the Paline pipeline.

On July 26, 2013, Delek US sold substantially all of the storage tanks and the product terminal in Tyler, Texas to Delek Logistics for $94.8 million in cash. These assets are expected to contribute approximately $10.5 million of EBITDA (earnings before interest, taxes, depreciation and amortization) annually to the logistics segment and will continue to support Delek US's Tyler, Texas refinery.

Retail Segment

Retail segment contribution margin was $16.0 million in the second quarter 2013, which compares to $18.2 million in the second quarter 2012. Higher fuel margins were partially offset by lower merchandising margins reducing results on a year-over-year basis. Fuel margin was 19.6 cents per gallon in the second quarter 2013 compared to 18.2 cents per gallon in the prior-year-period. Merchandising margin was 28.3% in second quarter 2013, compared to 29.7% in the prior-year-period. Operating expenses increased to $34.1 million in the second quarter 2013 compared to $31.7 million in the second quarter 2012 primarily due to expenses related to new large format stores and advertising expenses related to expansion of the loyalty program.

At the conclusion of the second quarter 2013, the retail segment operated 370 locations, versus 374 locations at the end of the second quarter 2012. During the second quarter 2013, three new large-format stores were opened, bringing the total openings to five for the first half. An additional five to seven large-format stores are expected to be opened in the second half of 2013.

Second Quarter 2013 Results | Conference Call Information

The Company will hold a conference call to discuss its second quarter 2013 results on August 8, 2013 at 9:00 a.m. Central Time. Investors may listen to the conference call live via webcast at www.DelekUS.com by clicking on the Investor Relations tab. Please register at least 15 minutes early to the call, and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through November 8, 2013 by dialing (855) 859-2056, passcode 21161625. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 370 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; losses from derivative instruments; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(In millions, except share and per share data)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$450.1	$601.7
Accounts receivable	305.1	256.6
Inventory	606.0	477.6
Other current assets	46.5	23.8
Total current assets	1,407.7	1,359.7
Property, plant and equipment:
Property, plant and equipment	1,521.0	1,456.2
Less: accumulated depreciation	(368.9)	(332.0)
Property, plant and equipment, net	1,152.1	1,124.2
Goodwill	72.7	72.7
Other intangibles, net	14.5	16.7
Other non-current assets	35.4	50.4
Total assets	$2,682.4	$2,623.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$580.2	$568.8
Current portion of long-term debt and capital lease obligations	54.3	52.2
Obligation under Supply and Offtake Agreement	325.0	285.2
Accrued expenses and other current liabilities	106.5	92.9
Total current liabilities	1,066.0	999.1
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	239.9	310.0
Environmental liabilities, net of current portion	9.7	10.4
Asset retirement obligations	8.6	8.3
Deferred tax liabilities	184.1	183.2
Other non-current liabilities	25.2	34.7
Total non-current liabilities	467.5	546.6
Shareholders’ equity:
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,057,225 shares and 59,619,548 shares issued at June 30, 2013 and December 31, 2012, respectively	0.6	0.6
Additional paid-in capital	374.7	366.9
Accumulated other comprehensive income	—	0.4
Treasury stock, 1,000,000 shares, at cost	(37.9)	—
Retained earnings	628.5	531.4
Non-controlling interest in subsidiaries	183.0	178.7
Total shareholders’ equity	1,148.9	1,078.0
Total liabilities and shareholders’ equity	$2,682.4	$2,623.7

Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In millions, except share and per share data)
Net sales	$2,247.0	$2,134.2	$4,571.7	$4,304.6
Operating costs and expenses:
Cost of goods sold	2,025.7	1,881.1	4,062.7	3,836.1
Operating expenses	95.3	90.1	194.0	174.5
General and administrative expenses	28.1	24.7	60.7	51.7
Depreciation and amortization	21.6	21.6	43.6	40.6
Other operating income	(1.5)	—	(1.5)	—
Total operating costs and expenses	2,169.2	2,017.5	4,359.5	4,102.9
Operating income	77.8	116.7	212.2	201.7
Interest expense	9.2	12.3	18.4	24.7
Interest income	(0.1)	—	(0.2)	—
Other income, net	(6.7)	—	(6.7)	—
Total non-operating expenses	2.4	12.3	11.5	24.7
Income before income taxes	75.4	104.4	200.7	177.0
Income tax expense	24.4	36.6	67.6	63.0
Net income	51.0	67.8	133.1	114.0
Net income attributed to non-controlling interest	4.4	—	9.0	—
Net income attributable to Delek	$46.6	$67.8	$124.1	$114.0
Basic earnings per share	$0.79	$1.16	$2.09	$1.96
Diluted earnings per share	$0.78	$1.15	$2.06	$1.93
Weighted average common shares outstanding:
Basic	58,925,800	58,239,476	59,246,988	58,178,743
Diluted	59,830,885	59,175,544	60,255,526	58,951,436
Dividends declared per common share outstanding	$0.250	$0.1375	$0.450	$0.265

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended June 30,
	2013	2012
Cash Flow Data
Cash flows provided by operating activities:	$53.1	$190.5
Cash flows used in investing activities:	(69.2)	(77.8)
Cash flows provided by (used in) financing activities:	(135.5)	(17.5)
Net (decrease) increase in cash and cash equivalents	$(151.6)	$95.2

Delek US Holdings, Inc.
Segment Data
(In millions)
	Three Months Ended June 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,539.9	$493.9	$212.9	$0.3	$2,247.0
Intercompany fees and sales	128.1	—	17.2	(145.3)	—
Operating costs and expenses:
Cost of goods sold	1,516.7	443.8	207.9	(142.7)	2,025.7
Operating expenses	55.5	34.1	6.0	(0.3)	95.3
Segment contribution margin	$95.8	$16.0	$16.2	$(2.0)	126.0
General and administrative expenses					28.1
Depreciation and amortization					21.6
Other Operating Income					(1.5)
Operating income					$77.8
Total assets	$1,954.7	$438.8	$258.8	$30.1	$2,682.4
Capital spending (excluding business combinations)	$20.6	$6.7	$1.0	$8.2	$36.5

	Three Months Ended June 30, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,457.1	$486.6	$193.9	$(3.4)	$2,134.2
Intercompany fees and sales	40.5	—	6.0	(46.5)	—
Operating costs and expenses:
Cost of goods sold	1,307.1	436.7	187.7	(50.4)	1,881.1
Operating expenses	54.0	31.7	4.4	—	90.1
Segment contribution margin	$136.5	$18.2	$7.8	$0.5	163.0
General and administrative expenses					24.7
Depreciation and amortization					21.6
Other Operating Income					—
Operating income					$116.7
Total assets	$1,511.1	$416.7	$236.4	$23.8	$2,188.0
Capital spending (excluding business combinations)	$19.3	$7.6	$0.1	$2.7	$29.7

Delek US Holdings, Inc.
Segment Data
(In millions)
	Six Months Ended June 30, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$3,219.7	$942.7	$408.9	$0.4	$4,571.7
Intercompany fees and sales	182.6	—	32.1	(214.7)	—
Operating costs and expenses:
Cost of goods sold	3,017.8	853.1	395.8	(204.0)	4,062.7
Operating expenses	117.2	65.7	11.9	(0.8)	194.0
Segment contribution margin	$267.3	$23.9	$33.3	$(9.5)	315.0
General and administrative expenses					60.7
Depreciation and amortization					43.6
Other Operating Income					(1.5)
Operating income					$212.2
Capital spending (excluding business combinations)	$35.9	$12.1	$2.3	$14.2	$64.5

	Six Months Ended June 30, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,997.6	$931.8	$383.1	$(7.9)	$4,304.6
Intercompany fees and sales	91.8	—	11.2	(103.0)	—
Operating costs and expenses:
Cost of goods sold	2,731.4	844.2	368.6	(108.1)	3,836.1
Operating expenses	103.2	62.1	9.2	—	174.5
Segment contribution margin	$254.8	$25.5	$16.5	$(2.8)	294.0
General and administrative expenses					51.7
Depreciation and amortization					40.6
Other Operating Income					—
Operating income					$201.7
Capital spending (excluding business combinations)	$34.0	$11.2	$0.4	$4.8	$50.4

Refining Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Tyler Refinery
Days operated in period	91	91	181	182
Total sales volume (average barrels per day)(1)	70,033	58,644	64,310	57,742
Products manufactured (average barrels per day):
Gasoline	37,436	30,043	35,573	30,574
Diesel/Jet	26,638	21,752	24,335	20,875
Petrochemicals, LPG, NGLs	3,120	2,293	2,330	2,197
Other	2,166	1,829	1,965	1,966
Total production	69,360	55,917	64,203	55,612
Throughput (average barrels per day):
Crude oil	64,439	54,758	58,554	52,797
Other feedstocks	6,354	1,971	6,870	3,330
Total throughput	70,793	56,729	65,424	56,127
Per barrel of sales:
Tyler refining margin	$14.25	$20.41	$19.23	$20.00
Direct operating expenses	$4.32	$5.42	$4.95	$5.30

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
El Dorado Refinery
Days operated in period	91	91	181	182
Total sales volume (average barrels per day)(2)	70,597	73,255	73,446	77,650
Products manufactured (average barrels per day):
Gasoline	34,032	31,938	33,035	32,370
Diesel	27,978	26,398	26,037	28,008
Petrochemicals, LPG, NGLs	1,386	1,281	1,402	1,349
Asphalt	8,560	5,309	8,570	5,884
Other	987	3,525	956	5,074
Total production	72,943	68,451	70,000	72,685
Throughput (average barrels per day):
Crude oil	67,860	63,230	65,895	67,883
Other feedstocks	6,322	6,752	5,253	6,215
Total throughput	74,182	69,982	71,148	74,098
Per barrel of sales:
El Dorado refining margin	$8.63	$12.14	$11.62	$10.36
Direct operating expenses	$4.06	$3.76	$4.29	$3.36
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$94.14	$93.49	$94.28	$98.19
Mars crude oil (per barrel)	$99.35	$104.30	$104.21	$109.69
US Gulf Coast 5-3-2 crack spread (per barrel)	$19.83	$25.42	$23.24	$24.65
US Gulf Coast Unleaded Gasoline (per gallon)	$2.72	$2.80	$2.76	$2.87
Ultra low sulfur diesel (per gallon)	$2.86	$2.94	$2.97	$3.05
Natural gas (per MMBTU)	$4.02	$2.29	$3.76	$2.36

Logistics Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	49,270	43,533	47,155	48,251
Refined products pipelines to Enterprise Systems	47,315	43,817	45,348	45,320
SALA Gathering System	22,661	20,764	22,396	20,237
East Texas Crude Logistics System	11,468	53,402	31,198	51,895

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)	64,973	55,358	59,062	54,443
West Texas marketing throughputs (average bpd)	19,082	16,670	17,820	16,026
West Texas marketing margin per barrel	$2.20	$1.52	$2.82	$1.85
Terminalling throughputs (average bpd)	13,961	15,552	13,898	16,806

Retail Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Number of stores (end of period)	370	374	370	374
Average number of stores	371	372	372	375
Retail fuel sales (thousands of gallons)	107,843	103,411	205,365	197,117
Retail fuel margin ($ per gallon)	$0.196	$0.182	$0.172	$0.153
Merchandise sales (in thousands)	$100,331	$98,871	$185,475	$187,757
Merchandise margin %	28.3%	29.7%	28.8%	29.6%
Change in same-store fuel gallons sold	1.0%	2.2%	1.7%	1.6%
Change in same-store merchandise sales	0.6%	4.3%	(1.7)%	5.9%

(1)
Sales volume includes 1,676 bpd and 1,475 bpd sold to the logistics segment during the three and six months ended June 30, 2013 and 483 bpd and 453 bpd during the three and six months ended June 30, 2012, respectively. Sales volume also includes sales of 849 bpd and 1,305 bpd and 3,868 bpd and 2,228 bpd, respectively, of intermediate products.

(2)
Sales volume includes 9,675 bpd and 6,425 bpd and 2,701 bpd and 3,070 bpd, respectively, sold to the retail segment during the three and six months ended June 30, 2013 and 2012. Sales volume excludes 20,014 bpd and 22,441 bpd of buy/sell activity during the three and six months ended June 30, 2013 and 9,999 bpd and 6,483 bpd during the three and six months ended June 30, 2012, respectively.

Contacts

Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870